Exhibit 99.1

For Immediate Release	Contact:
Catherine Levy
(702) 318-4212
Catherine.levy@rrpartners.com

AMR Announces Departure of President Mark Bruning

Denver, CO (January 9, 2013) — EMSC CEO William A Sanger today announced the departure of AMR president Mark Bruning. EMSC is the parent company of AMR, a provider of emergency medical transportation services. Sanger said Bruning will continue to serve as an adviser to the company.

“Mark’s breadth of knowledge of the industry, coupled with his sincere compassion for our patients, clients and employees are second to none,” said Sanger. “He will remain with us in an advisory capacity as we navigate the rapidly-changing world of healthcare delivery.”

Bruning has worked with AMR for 30 years, beginning as an EMT. He is the first field caregiver to lead AMR in the company’s history. He joined the company after several years’ service in the U.S. Navy. In 2007, Bruning earned his Master’s in Business Administration from the Kellogg School of Management at Northwestern University.

“I have the utmost pride and respect for the employees of AMR, who I have come to consider family over the past 30 years,” said Bruning. “Whether responding to Hurricane Katrina, or Super-Storm Sandy, or in any of the hundreds of communities in which AMR serves to provide 9-1-1 emergency medical services and patient transport, our front lines respond with the courage and compassion that have become synonymous with AMR. I look forward to a continued relationship with all of my colleagues.”

Bruning’s departure as president is effective January 14. Sanger will assume his duties on an interim basis.

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American Medical Response Inc. (www.amr.net), America’s leading provider of medical transportation, provides services in 40 states and the District of Columbia. More than 17,000 AMR paramedics, EMTs, RNs and other professionals, with a fleet of 4,100 vehicles, transport more than three million patients nationwide each year in critical, emergency and non-emergency situations. AMR, a subsidiary of Emergency Medical Services Corporation, is headquartered in Greenwood Village, Colo.